EXHIBIT 10.32

ACCO BRANDS CORPORATION
INTERIM RETIREMENT AGREEMENT FOR JOHN E. TURNER

This INTERIM RETIREMENT AGREEMENT (“Agreement”) is made, entered into, and is effective as of January 7, 2008 (“Effective Date”), by and between ACCO Brands Corporation, including its subsidiaries (collectively referred to as the “Company”), a Delaware corporation, and John E. Turner (“Executive”).

RECITALS:

WHEREAS, effective January 1, 2006, Executive ceased to actively participate under the GBC (United Kingdom) Limited Staff Pension Plan; and

WHEREAS, effective January 1, 2007, Executive became a participant in the ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees (the “Pension Plan”) and the ACCO World Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) (collectively, the “Plans”); and

WHEREAS, Executive will not become vested in his accrued benefit under the Plans until he completes five years of service with the Company (as determined under the terms of the Plans); and

WHEREAS, until Executive becomes vested in his accrued benefit under the Plans, the Company desires to provide Executive with an interim non-qualified supplemental retirement benefit based on a deemed participation in the Plans commencing January 1, 2006 and determined based on the terms of the Plans as in effect from time to time on and after such deemed commencement date.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.             Supplemental Retirement Benefit.

(a)           Executive shall be entitled to receive a non-qualified supplemental retirement benefit determined as of the first day of the calendar month coincident with or next following Executive’s separation from service from the Company (other than an involuntary separation from service for Cause) equal to the same amount of benefit as is accrued for Executive at such time and would have been payable to Executive but for the forfeiture of such benefit as unvested, under the terms of the Pension Plan and the Supplemental Retirement Plan.  “Cause” shall have the meaning set forth in Executive’s Executive Severance/Change in Control Agreement dated as of August 26, 2000.

(b)           In the event that future benefit accruals under either or both of the Plans are either increased or decreased after the Effective Date, Executive’s future supplemental retirement benefit accruals hereunder shall be adjusted accordingly.

(c)           Executive’s supplemental retirement benefit hereunder shall be fully vested at all times (subject to forfeiture, above, upon an involuntary separation from service for Cause) and shall be paid to Executive in a cash lump-sum on the date that is six (6) months and one (1) day following the date of Executive’s separation from service from the Company; provided, such benefit shall be paid on the earliest permitted date, prior to or after such payment date above, coincident with or following such separation from service that would not result in the imposition on Executive of the additional tax under Section 409A of the Internal Revenue Code. The lump sum payment amount shall be determined based on the actuarial interest and mortality factors as used to calculate lump sum distributions under the Pension Plan on such date.

(d)           In the event of Executive’s death, Executive’s beneficiary of his benefit shall be determined in accordance with the terms of the Pension Plan.

2.             Termination of the Supplemental Retirement Benefit.  This Agreement and the supplemental retirement benefit described in Section 1 hereof shall terminate and become null and void upon the date that Executive becomes fully vested in a nonforfeitable benefit accrued under the Pension Plan and the Supplemental Retirement Plan.

3.             Miscellaneous.  Notwithstanding any other provision of the Plans, Executive and his beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits hereunder.  The Company’s obligation under this Agreement shall be an unfunded and unsecured promise to pay money in the future.  The Agreement shall be construed, governed and administered in accordance with the laws of Illinois, to the extent not preempted by federal law, without regard to the conflicts of law principles thereof.  Nothing in the Agreement is to be construed as giving Executive the right to be retained in the employ of the Company or any subsidiary thereof.  Neither Executive nor his beneficiary under the Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by Executive or his beneficiary to be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.  In the event Executive or his beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder, the Company’s liabilities shall forthwith cease and terminate.  The provisions of the Agreement shall bind and inure to the benefit of the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and Company, by its duly authorized representatives, have executed this Agreement effective as of the date first written above.

Executive:

/s/ John E. Turner
John E. Turner

ACCO Brands Corporation

By:	/s/ David D. Campbell
	Its:	Chairman & CEO